                                AGREEMENT RG49509

                                     BETWEEN

                            AMERITECH SERVICES, INC.

                                       AND

                               TELESCIENCES, INC.

                                TABLE OF CONTENTS

                                    ARTICLE I

                          GENERAL TERMS AND CONDITIONS

SECTION A:  BASIC PROVISIONS

1.    PARTIES
2.    PURPOSE
3.    DEFINITIONS
4.    PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT
5.    TERM OF AGREEMENT
6.    PRICES, CHARGES AND FEES
7.    ACCEPTANCE
8.    ARBITRATION
9.    ASSIGNMENT
10.   BELLCORE DOCUMENT COMPLIANCE
11.   BILLING
12.   BILLING RECORDS
13.   CHOICE OF LAW
14.   COMPLIANCE WITH EQUAL OPPORTUNITY REQUIREMENTS
15.   COMPLIANCE WITH LAWS AND REGULATIONS
16.   DEFAULT
17.   DELAYS IN DELIVERY OR COMPLETION
18.   DOCUMENTATION
19.   EQUIPMENT CLASSIFICATION
20.   FORCE MAJEURE
21.   FREIGHT TERMS
22.   GOVERNMENT CONTRACT PROVISIONS
23.   HAZARDOUS/TOXIC MATERIAL
24.   HEADINGS NOT CONTROLLING
25.   IMPLEADER
26.   INDEMNITY
27.   INDEPENDENT CONTRACTOR
28.   INFRINGEMENT
29.   INSIGNIA
30.   INSOLVENCY
31.   INSPECTION
32.   INSURANCE
33.   INVOICING AND TERMS OF PAYMENT
34.   LICENSES

35.   LIMITATION OF ACTIONS
36.   LIMITATION OF LIABILITY
37.   MARKING
38.   MEDIA
39.   MONTHLY REPORTS
40.   NEW OR CHANGED ROUTINES, PROCEDURES OR SERVICES
41.   NON-EXCLUSIVE MARKET RIGHTS
42.   NON-WAIVER
43.   NOTICE AND NOTIFICATION PROCEDURES
44.   ORDERING PROCEDURES
45.   PACKING
46.   PRICE WARRANTY
47.   PUBLICITY
48.   REGULATORY PROCEEDINGS
49.   RELEASES VOID
50.   REMEDIES
51.   RIGHT OF ACCESS
52.   SERVABILITY
53.   SHIPPING INSTRUCTIONS
54.   SPECIFICATIONS
55.   STANDARD INTERVAL
56.   SURVIVAL OF OBLIGATIONS
57.   TAX
58.   TERMINATION OF ORDER
59.   TIME OF THE ESSENCE
60.   USE OF INFORMATION
61.   WORK PERFORMED ON BUYER'S PREMISES

SECTION B - SUPPORT AND WARRANTIES

62.   CHANGES TO GOODS
63.   CONTINUING AVAILABILITY OF PRODUCT SUPPORT
64.   EMERGENCY REPLACEMENT SERVICE
65.   ENGINEERING COMPLAINTS
66.   EXTRAORDINARY SUPPORT
67.   RADIO FREQUENCY ENERGY STANDARDS
68.   REGISTRATION
69.   REPAIRS NOT COVERED UNDER WARRANTY
70.   RESTOCKING
71.   TECHNICAL SUPPORT
72.   TRAINING
73.   WARRANTIES

                                   ARTICLE 11

                                    SERVICES

SECTION A:  ENGINEERING
SECTION B:  INSTALLATION

                                   ARTICLE III

                                    SOFTWARE

1.    SOFTWARE LICENSE
2.    CHANGES TO LICENSED SOFTWARE
3.    SOFTWARE DOCUMENTATION
4.    SOFTWARE QUALITY
5.    SOFTWARE SUPPORT
6.    SOFTWARE ESCROW ACCOUNT
7.    SOFTWARE FEATURE DEVELOPMENT
8.    GENERIC UPGRADES

                                   APPENDICES

APPENDIX A:  PRODUCTS, PRICES AND DISCOUNTS

APPENDIX B:  SUPPORT SERVICES AND CHARGES

APPENDIX C:  SOFTWARE SUPPORT TERMS AND CONDITIONS

APPENDIX D:  HARDWARE MAINTENANCE TERMS AND CONDITIONS

APPENDIX E:  SOFTWARE LICENSE TERMS AND CONDITION

APPENDIX F:  ESCROW AGREEMENT

APPENDIX G:  DOCUMENTS LISTING

APPENDIX H:  NON-DISCRIMINATION PROVISIONS

                              ALPHABETICAL LISTING
                                TABLE OF CONTENTS

                                                                        CLAUSE
CLAUSE                                          ARTICLE     SECTION     NUMBER
------                                          -------     -------     ------

ACCEPTANCE                                          I            A         7
ARBITRATION                                         I            A         8
ASSIGNMENT                                          I            A         9

BELLCORE DOCUMENT COMPLIANCE                        I            A        10
BILLING                                             I            A        11
BILLING RECORDS                                     I            A        12

CHANGES TO GOODS                                    I            B        62
CHANGES TO LICENSED SOFTWARE                      III            B         2
CHOICE OF LAW                                       I            A        13
COMPLIANCE WITH EQUAL OPPORTUNITY
    REQUIREMENTS                                    I            A        14
COMPLIANCE WITH LAWS AND REGULATIONS                I            A        15
CONTINUING AVAILABILITY OF
    PRODUCT SUPPORT                                 I            B        63

DEFAULT                                             I            A        16
DEFINITIONS                                         I            A         3
DELAYS IN DELIVERY OR COMPLETION                    I            A        17
DOCUMENTATION                                       I            A        18

EMERGENCY REPLACEMENT SERVICE                       I            B        64
ENGINEERING                                        II            A
ENGINEERING COMPLAINTS                              I            B        65
ENTIRE AGREEMENT                              SIGNATURE PAGE
EQUIPMENT CLASSIFICATION                            I            A        19
EXTRAORDINARY SUPPORT                               I            B        66

FREIGHT TERMS                                       I            A        21
FORCE MAJEURE                                       I            A        20

GENERICS                                          III                      8
GOVERNMENT CONTRACT PROVISIONS                      I            A        22

                                                               AGREEMENT RG49509

                              ALPHABETICAL LISTING
                                TABLE OF CONTENTS

                                                                        CLAUSE
CLAUSE                                          ARTICLE     SECTION     NUMBER
------                                          -------     -------     ------

HAZARDOUS/TOXIC MATERIAL                            I            A        23
HEADINGS NOT CONTROLLING                            I            A        24

IMPLEADER                                           I            A        25
INDEMNITY                                           I            A        26
INDEPENDENT CONTRACTOR                              I            A        27
INFRINGEMENT                                        I            A        28
INSIGNIA                                            I            A        29
INSOLVENCY                                          I            A        30
INSPECTION                                          I            A        31
INSTALLATION                                       II            B
INSURANCE                                           I            A        32
INVOICING AND TERMS OF PAYMENT                      I            A        33

LICENSES                                            I            A        34
LIMITATION OF ACTIONS                               I            A        35
LIMITATION OF LIABILITY                             I            A        36
MARKING                                             I            A        37
MEDIA                                               I            A        38
MONTHLY REPORTS                                     I            A        39

NEW OR CHANGED ROUTINES, PROCEDURES
    OR SERVICES                                     I            A        40
NON-EXCLUSIVE MARKET RIGHTS                         I            A        41
NON-WAIVER                                          I            A        42
NOTICES AND NOTIFICATION PROCEDURES                 I            A        43

ORDERING PROCEDURES                                 I            A        44
PACKING                                             I            A        45
PARTIES                                             I            A         1
PARTIES WHO MAY PLACE ORDERS

                                                               AGREEMENT RG49509

                              ALPHABETICAL LISTING
                                TABLE OF CONTENTS

                                                                        CLAUSE
CLAUSE                                          ARTICLE     SECTION     NUMBER
------                                          -------     -------     ------

    UNDER THIS AGREEMENT                            I            A         4
PRICES, CHARGES AND FEES                            I            A         6
PRICE WARRANTY                                      I            A        46
PUBLICITY                                           I            A        47
PURPOSE                                             I            A         2

RADIO FREQUENCY ENERGY STANDARDS                    I            B        68
REGISTRATION                                        I            B        69
REGULATORY PROCEEDINGS                              I            A        48
RELEASES VOID                                       I            A        49
REMEDIES                                            I            A        50
REPAIRS NOT COVERED UNDER WARRANTY                  I            B        69
RESTOCKING                                          I            B        70
RIGHT OF ACCESS                                     I            A        51

SERVABILITY                                         I            A        52
SHIPPING INSTRUCTIONS                               I            A        53
SOFTWARE DOCUMENTATION                            III                      3
SOFTWARE ESCROW ACCOUNT                           III                      6
SOFTWARE FEATURE DEVELOPMENT                      III                      7
SOFTWARE LICENSE                                  III                      1
SOFTWARE QUALITY                                  III                      4
SOFTWARE SUPPORT                                  III                      5
SPECIFICATIONS                                      I            A        54
STANDARD INTERVAL                                   I            A        55
SURVIVAL OF OBLIGATIONS                             I            A        56

TAX                                                 I            A        57
TECHNICAL SUPPORT                                   I            B        71
TERMINATION OF ORDER                                I            A        58
TERM OF AGREEMENT                                   I            A         5

                                                               AGREEMENT RG49509

                              ALPHABETICAL LISTING
                                TABLE OF CONTENTS

                                                                        CLAUSE
CLAUSE                                          ARTICLE     SECTION     NUMBER
------                                          -------     -------     ------

TIME OF THE ESSENCE                                 I            A        59
TRAINING                                            I            B        72

USE OF INFORMATION                                  I            A        60

WARRANTIES                                          I            B        73
WORK PERFORMED ON BUYER'S PREMISES                  I            A        61

                                   ARTICLE I
                         GENERAL TERMS AND CONDITIONS

SECTION A:  BASIC PROVISIONS

1.0   PARTIES

      1.1 This Agreement is entered into between Ameritech Services, Inc., a Delaware corporation, with principal offices at 1900 East Golf Road, Schaumburg, Illinois 60173, and TeleSciences, Inc. (hereinafter "Supplier"), a Delaware corporation, with principal offices at 351 New Albany Road, Moorestown, New Jersey.

2.0   PURPOSE

      2.1 This Agreement is for the purchase of various computer hardware and software systems, related Services, and the licensing of Software, all as hereinafter defined, as may be ordered by Ameritech Services, Inc. and certain companies in accordance with the terms stated herein.

3.0   DEFINITIONS

      For purposes of this Agreement, the following words shall be defined as below:

      3.1 "Goods" as used herein shall mean Supplier's various computer hardware and software systems as listed in Appendix A to this Agreement, which is hereby incorporated by reference and made a part hereof. "Goods" shall be deemed to include any related Software as hereinafter defined.

      3.2 "Services", as applicable, means such work as engineering, installation, repair, replacement, programming, maintenance, training, consulting or other services ordered by Buyer under this Agreement or furnished by Supplier in conformance with its obligations under this Agreement.

      3.3 "Software" shall mean software products, computer programs, and associated documentation relating to Goods purchased hereunder.

      3.4 "Order" shall mean Buyer's form of order for Goods, Software and Services placed hereunder.

      3.5 "Buyer" shall mean a party placing an Order hereunder as specified in the clause "PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT."

      3.6 "Furnish Only" shall mean the supplying of Goods by Supplier with no engineering and/or installation Services required from Supplier.

      3.7 "E&F" (Engineer and Furnish) shall mean the engineering and furnishing of Goods by Supplier with no installation Services required from Supplier.

      3.8 "F&I" (Furnish and Install) shall mean the furnishing of Goods with installation performed by Supplier.

      3.9 "EF&I" (Engineer, Furnish and Install) shall mean the engineering and furnishing of Goods with installation performed by Supplier.

      3.10 "Installation Only" shall mean the installation by Supplier of products obtained from another source from Supplier under separate order.

      3.11 "FPP" (Firm Price Proposal) shall mean, as applicable, a listing of Goods and/or description of Services, technical configuration of the Goods, performance calculations and the charges therefor, based on the prices, charges and fees quoted by Supplier.

      3.12 "Supplier Manufactured Goods" shall include all Goods (including Software) as listed in Appendix A except for:

                  Hewlett Packard Diagnostic Software.

                  Hewlett Packard Operating Software.

                  SEBX Host Basic Unit (as specified in Appendix A, Part III).

            All other Goods are considered Non-Supplier Manufactured Goods.

4.0   PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT

      4.1 In addition to Ameritech Services, Inc., Illinois Bell Telephone Company, Indiana Bell Telephone Company, Incorporated, Michigan Bell Telephone Company, The Ohio Bell Telephone Company and Wisconsin Bell, Inc. may place Orders under this Agreement in accordance with the terms and conditions of this Agreement as if each of said companies had signed an individual agreement with Supplier.

            "Buyer", whenever it appears in the terms and conditions of this Agreement, shall be deemed to apply to each of said companies or to Ameritech Services, Inc. with respect to Orders placed by it and to each of said companies with respect to Goods (including related Services and Software, if any) purchased under Orders placed by Ameritech Services, Inc. which are resold to such company. With respect to matters affecting the entire Agreement, "Buyer" shall be deemed to apply to Ameritech Services, Inc. Each of the above-listed companies shall be solely liable for all obligations of Buyer including, without limitation, claims for payment, arising from any Orders it may place under this Agreement, and each company shall have the benefit of all obligations of Supplier established in this Agreement in connection with the purchase of Goods and related Services under any Order it may place or under any Order Ameritech Services, Inc. may place covering Goods resold to such company.

5.0   TERM OF AGREEMENT

      5.1 This Agreement is effective for the placement of Orders from July 1, 1989 through June 30, 1992 unless terminated as provided for herein.

6.0   PRICES, CHARGES AND FEES

      6.1 Prices, charges and fees (and applicable discounts) for Goods and Services ordered hereunder shall be in conformance with the prices, charges and fees (and applicable discounts) specified in Appendices A, B and C attached hereto and incorporated herein.

      6.2 Following the first anniversary of the commencement of the term of this Agreement, the prices, charges and fees set out in Appendices A, B and C may be increased by Supplier from time to time, but not more often than once during any twelve (12) month period, by means of a written notice to Ameritech Services, Inc. given not later than ninety (90) days before the proposed effective date of such increase. Supplier shall not, in any successive twelve (12) month period, raise the prices of Goods more than the percent equal to the increase in the Producer Price Index (PPI) for Electrical Machinery and Equipment (117) or five percentum (5%), whichever is greater. The indices shall be those provided in the U.S. Department of Commerce publication of the PPI. The new prices, charges and fees shall apply to all Orders placed on or after said effective date or to Orders placed prior thereto for Goods scheduled for shipment more than six (6) months after the effective date of the price change. If an Order originally scheduled for shipment within the aforementioned six (6) month period is deferred by Buyer in accordance with paragraph 44.6 herein until a date in excess of the said six (6) month period, that Order shall be invoiced at the new prices. Such increase shall be based on changes in either the PPI or Supplier's costs and shall be explained in the written notice of the proposed increase in prices. If Ameritech Services, Inc. and Supplier fail to agree upon increased prices by the proposed effective date, no further Orders will be placed against this Agreement for Goods affected by the price increases.

      6.3 The discounts specified in Appendix A shall apply only to Supplier Manufactured Goods (excluding Software).

      6.4 Supplier may reduce prices hereunder at any time by giving written notice to Ameritech Services, Inc. Said reduced prices shall apply to all Orders placed on or after the effective date, and if agreed to by Supplier, they will also apply to Orders unshipped as of the effective date, in which event Supplier agrees to notify Ameritech Services, Inc. of those specific Orders affected by the proposed price reduction.

7.0   ACCEPTANCE

      7.1 For Goods which are acquired from but not installed by Supplier, Buyer shall have thirty (30) days after receipt from Supplier of the applicable Goods to inventory and inspect such Goods for shipment deficiencies, defects and/or damage. Failure of Buyer to notify Supplier in writing of any shipment deficiencies, defects and/or damage to the Goods within that thirty (30) day period shall be deemed acceptance.

      7.2 For EF&I and F&I, acceptance shall be in accordance with Section B (INSTALLATION) of Article II hereto.

      7.3 All required documentation (as set forth in clauses entitled "DOCUMENTATION", "ACCEPTANCE", and "ORDERING PROCEDURES"), including but not limited to, "as installed" office drawings, schematic and wiring drawings, circuit descriptions and fuse records, and the like shall be provided to Buyer prior to and as a condition of Buyer's final acceptance. Final office drawings shall be provided to Buyer within two (2) weeks after Supplier's issuance of the Completion Report.

      7.4 Buyer shall have no obligation to accept and pay for Goods and/or Services which do not conform to Supplier's specifications or requirements established in this Agreement.

      7.5 Acceptance in no way relieves Supplier of its responsibilities under the clause "WARRANTIES."

8.0   ARBITRATION

      8.1 Any dispute, controversy or claim related to or arising out of this Agreement shall be settled by arbitration, conducted on a confidential basis under the then current Commercial Arbitration Rules of the American Arbitration Association ("Association") in accordance with the terms of this Agreement. The arbitration shall be conducted at the Association's regional office in Chicago, Illinois, by three (3) arbitrators, one to be appointed by each of the parties to the dispute, controversy or claim, and the third arbitrator, who shall be knowledgeable in equipment used in the telephony industry, shall be appointed by the other two within thirty (30) days of their appointment. Judgement upon the arbitrator's award shall be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless sixty (60) days prior thereto such party shall have furnished to the other party written notice by registered mail of its intent to do so, specifically stating the facts it will be relying on in support of its position at arbitration.

      8.2 Neither party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including but not limited to temporary restraining orders and preliminary injunctions to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration.

      8.3 In the event of an arbitration proceeding pursuant to this Agreement, each party shall bear its own costs in said proceeding. Should the matter disputed be settled before a final decision of the arbitrators or should it be found that neither party has prevailed, all expenses relating to said arbitration shall be borne equally by the parties.

9.0   ASSIGNMENT

      9.1 The parties shall not assign any right or interest under this Agreement or any Order issued hereunder, excepting monies due or to become due, nor delegate any obligation or work in whole or in part to be performed by either party under this Agreement or any Order hereunder, without the other party's prior written consent. Any attempted assignment or delegation in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) Supplier shall not have given Buyer at least thirty (30) days prior written notice of such assignment and (2) such assignment attempts to impose upon Buyer obligations to the assignee additional to the payment of such monies, or to preclude Buyer from dealing solely and directly with Supplier in all matters pertaining to this Agreement.

            Notwithstanding the foregoing, Buyer may assign any Order for Goods under this Agreement in whole or in part to any other entity named in the clause entitled "PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT" upon written notice to Supplier. Upon such permitted assignment and assumption of liability thereto by the assignee, the assigning party shall be discharged of any liability pursuant to this Agreement or any assigned Order.

10.0  BELLCORE DOCUMENT COMPLIANCE

      10.1 If Supplier is not currently in compliance with the Bellcore documents referenced in the clauses entitled "BILLING", "EQUIPMENT CLASSIFICATION" and "MARKING" and with the requirements of paragraph
            44.2 D(4), herein, Supplier agrees to use its best efforts to meet these requirements by the end of the first anniversary of the commencement of the term of this Agreement. Progress toward compliance will be reviewed at six (6) month intervals from the commencement of the term of this Agreement. Until Supplier is in full compliance, Supplier shall provide Buyer up-to-date, cross-referenced guides to the Goods at no additional charge. Such guides will include all available and applicable information including, but not limited to, CPR numbers, CLEI codes and the break down of systems and conversion kits.

11.0   BILLING

      11.1 When applicable, Supplier's billing for Goods and/or Services furnished hereunder shall be in accordance with the standard specified in Bellcore document TR-ISD-000152, Issue 2, dated May, 1987, Guidelines For Mechanized Invoicing. Such standards permit Buyer to identify equipment retirement units for inclusion into mechanized Property Records Systems and classification of central office equipment in accordance with Uniform System of Accounts.

12.0  BILLING RECORDS

      12.1 Supplier agrees to maintain in accordance with generally accepted accounting principles complete and accurate records concerning amounts billed hereunder. Supplier shall retain such records for a minimum of six (6) years from the date of final payment for Goods covered by this Agreement or for such length of time as may be required by any applicable federal, state, or local law, ordinance or regulation, whichever is longer.

      12.2 In the event Buyer, in good faith, disputes the amount of any invoice, Supplier agrees to provide supporting documentation concerning such disputed amount as mutually agreed upon within thirty (30) days after Buyer provides written notification of the dispute to Supplier. If such supporting documentation is not received within thirty (30) days, Buyer reserves the right to deduct the amount in question from a current invoice. Payment of any disputed amount under this Agreement shall be subject to final adjustment as determined during the review of the supporting documentation.

13.0  CHOICE OF LAW

      13.1 The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, or with respect to any Order, the domestic laws of the State to which the Goods are shipped or to be shipped, or, in the case of Services, the State in which the related Goods are used.

14.0  COMPLIANCE WITH EQUAL OPPORTUNITY REQUIREMENTS

      14.1 Supplier shall comply, whenever applicable, with the"NONDISCRIMINATION PROVISIONS" contained in Appendix H of this Agreement.

15.0  COMPLIANCE WITH LAWS AND REGULATIONS

      15.1 Supplier and all persons furnished by Supplier shall comply with the Fair Labor Standards Act, the Occupational Safety and Health Act, and all other federal, state and local laws, ordinances, regulations and codes (including procurement of required permits and certificates in performance hereunder). Supplier agrees to indemnify and hold harmless Buyer from and against any loss, damage or expense that may be sustained by reason of Supplier's failure to so comply.

16.0  DEFAULT

      16.1 In the event either party shall be in breach or default of any term, condition or covenant of this Agreement or any Order placed hereunder and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to the party in breach or default by the other, the aggrieved party may avail itself of any and all remedies at law or in equity or otherwise, including, without limitation, the right to cancel any affected Order(s) without any charge, obligation or liability whatsoever, except as to the payment for Services completed and/or for Goods already received and accepted by Buyer. Failure by Buyer to pay any amount allegedly due under any invoice which is the subject of a good faith dispute as provided for in paragraph 12.2, shall not be deemed to be a breach or default by Buyer.

      16.2 Notwithstanding the above, each party shall cooperate with the other in every reasonable way to facilitate the remedy of a breach or default hereunder.

17.0  DELAYS IN DELIVERY OR COMPLETION

      17.1 Supplier agrees to notify Buyer in writing prior to delivery or completion date of any possible delays in the agreed upon delivery or completion schedule of the Goods. Buyer shall review such notice and if Buyer determines it is not adversely affected by such delay then Buyer will consent to such delay. In the event Buyer determines it will be adversely affected by such delay and such delay continues for a period of more than ten (10) working days from the agreed upon delivery or completion schedule, then Buyer may cancel the affected Order without penalty or obligation of any kind.

18.0  DOCUMENTATION

      18.1 Supplier agrees to furnish, at no charge, one (1) complete set of documentation with Goods purchased hereunder, which shall include, but not be limited to; maintenance, operation, installation and Software manuals and information. Additional master sets of documentation, and any succeeding changes thereto, shall be provided at no charge to the locations specified by Buyer to Supplier. Supplier shall provide such original documentation either prior to or with each shipment of Goods and shall maintain a mailing list of recipients of such documentation to whom all subsequent changes and updates shall be sent. Such documentation shall be in accordance with Bellcore document TR-TSY-000454 Issue 1 dated July 1988, Supplier Documentation For Network Elements.

      18.2 Documentation and any subsequent changes or updates shall reference Supplier's serialized numbers, issue numbers and date of issue. Buyer may reproduce such documentation for its internal use.

      18.3 Supplier shall provide access to all documentation including installation procedures, tooling and training material necessary to install purchased Goods. Such documentation shall, at the sole discretion of Buyer, be made available to a third party (installation vendor) under contract by the Buyer to install such Goods. Such a third party will be required to sign a non-disclosure statement and will also be held to the stipulations in clause "USE OF INFORMATION."

      18.4 Further, engineering and job site documentation is specified in clauses, "ORDERING PROCEDURES", "INSTALLATION" and "ACCEPTANCE."

19.0  EQUIPMENT CLASSIFICATION

      19.1 At no charge to Buyer, Supplier shall request from Bellcore Common Language Equipment Identification (CLEI) codes for Goods and utilize such codes prior to making the Goods available to Buyer in accordance with Bellcore documents TR-ISD-000325 Issue 1, dated September 1988, Equipment Information Required From Suppliers for Operations System and TR-TAP-000485, Issue I, dated April 1987, Common Language\ CLEI Code Assignment and Equipment Marking Requirements, and future revisions.

20.0  FORCE MAJEURE

      20.1 Notwithstanding anything to the contrary contained herein, neither party shall be responsible for any delay or failure in performance of an Order placed hereunder caused by fires, strikes, embargoes, requirements imposed by Government Regulations, civil or military authorities, acts of God or the public enemy or other causes beyond the control and without the fault or negligence of the party unable to perform ("Force Majeure condition"). If any such Force Majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party and the party affected by the other's inability to perform may elect to: (a) terminate any Order or part thereof as to Goods or Services not already received and accepted; (b) suspend any Order for the duration of the Force Majeure condition, buy or sell elsewhere the Goods or Services to be bought or sold under such Order and deduct from such Order the quantity bought or sold or for which such commitments have been made elsewhere, and resume performance of any outstanding Order(s) once the Force Majeure condition ceases, with an option in the affected party to extend the delivery and/or completion date up to the length of time the Force Majeure condition endured; or (c) take other action as agreed to by the parties. Unless written notice is given within thirty (30) days after the affected party is apprised of the Force Majeure condition, (b) shall be deemed selected.

21.0  FREIGHT TERMS

      21.1 Goods shipped to Ameritech Services, Inc. shall be F.O.B. Moorestown, NJ. Shipments weighing more than 200 pounds should be freight collect. Shipments weighing 200 pounds or less should be freight prepaid, and freight charges added to Supplier's invoice.

      21.2 For Goods shipped to other parties pursuant to the clause entitled "PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT" shall be F.O.B. destination, freight prepaid, and freight charges added as a separate item to Supplier's invoice, or as otherwise indicated on Buyer's Order.

      21.3 In preparing bills of lading for shipment under this Agreement, the Goods shall be described in accordance with the National Motor Freight Classification in effect on the date of shipment, Buyer reserves the right to review the application of such description.

      21.4 Notwithstanding the foregoing, when Services (such as unloading or installation) are to be performed by Supplier after Buyer's receipt of the Goods, Supplier shall retain risk of loss and damage to the Goods until the Goods and Services have been accepted by Buyer.

      21.5 Supplier shall bear transportation charges for shipments of Goods from outside of the United States of America to Buyer.

22.0  GOVERNMENT CONTRACT PROVISIONS

      22.1 Order(s) placed hereunder containing a notation that the Goods and Services are intended for use under a Government Contract shall be subject to the then current Government Provisions referenced thereon or in attachments thereto. Supplier shall have the right to accept or reject any such Order(s).

23.0  HAZARDOUS/TOXIC MATERIAL

      23.1 Supplier shall identify to Buyer in advance of delivering any toxic substances or hazardous material incorporated in or associated with the Goods or Services purchased hereunder and shall advise Buyer of all precautions to be taken for their use and disposal. When applicable, Supplier shall furnish Buyer with a completed material safety data sheet on any Goods or Services as required by any federal, state or local laws, ordinances or regulations. Any transportation or other handling of the hazardous or toxic material by Supplier shall be performed in accordance with all applicable federal, state and local laws, ordinances and regulations.

24.0  HEADINGS NOT CONTROLLING

      24.1 The clause headings inserted in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

25.0  IMPLEADER

      25.1 Supplier will not implead or bring any action against Buyer or Ameritech Services, Inc. or their employees based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by Supplier that arises out of Goods or Services provided under this Agreement.

26.0  INDEMNITY

      26.1 Supplier agrees to indemnify and save harmless Buyer and Ameritech Services, Inc., their employees, officers and agents from and against any losses, damages, expenses, claims, demands, suits and liabilities (including attorney's fees) that arise out of or result from (1) injuries or death to persons or damage to property resulting from defective Goods and Services furnished hereunder or Supplier's acts or omissions, or those of persons furnished by it, or (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier or by any subcontractor. Supplier agrees to defend Buyer and Ameritech Services,

            Inc., their employees, officers and agents, at Buyer's or Ameritech Services, Inc.'s request, against any such claim, demand or suit. Buyer or Ameritech Services, Inc. shall notify Supplier within a reasonable time of any written claims or demands for which Supplier is responsible under this clause.

27.0  INDEPENDENT CONTRACTOR

      27.1 All Services performed under this Agreement shall be performed by Supplier as an independent contractor and not as an agent of Buyer. No persons furnished by Supplier shall be considered Buyer's employees or agents, and Supplier shall be responsible for its employees' compliance with all laws, rules, and regulations involving employment of labor, hours of labor, working conditions, payment of wages, and payment of taxes, such as unemployment, social security and other payroll taxes, including applicable contributions from such persons when required by law.

28.0  INFRINGEMENT

      28.1 Supplier shall indemnify and hold harmless Buyer from and against any loss, damage, expense (including, without limitation, replacement expense) or liability that may result by reason of any infringement or claim of any infringement of any patent, trademark or copyright, or by reason of misappropriation or claim of misappropriation of any trade secret or other proprietary interest based on Buyer's use of Goods or Services purchased under this Agreement. Supplier shall defend or settle, at its own expense, any action or suit for which it is responsible under this clause. Buyer shall promptly notify Supplier of any claim of infringement or misappropriation for which Supplier is responsible, and shall cooperate with Supplier in every reasonable way to facilitate the defense of any such claim.

      28.2 If the use of Goods or furnishing of Services shall be prevented or appears likely to be prevented by injunction or court order on account of any such infringement or misappropriation, Supplier shall, at no expense to Buyer, 1) remove such Goods from the premises of Buyer and replace same with equally suitable Goods free from claim of infringement or misappropriation; (2) modify any such Goods or Services so that they will be free from claim of infringement or misappropriation provided they remain functionally equivalent to the original Goods or Services; or (3) by license or release from claim of infringement or misappropriation, procure for Buyer the right to use such Goods or receive such Services. Unless otherwise agreed in writing by Buyer, Supplier shall use its best efforts to procure the right for Buyer to use the Goods or receive the Services as provided in (3) above. If none of the foregoing alternatives are available to Supplier or acceptable to Buyer, Buyer shall have the right to return, at Buyer's option, the affected Goods or portion thereof for a refund in the amount of the depreciated value, using straight line depreciation (ten (10) year useful life), or to discontinue the affected Services and receive any prepaid amounts therefor. In the event of any removal of Goods from Buyer's premises, Supplier shall use reasonable care in the removal thereof and shall, at Supplier's own expense, restore the premises as nearly to their original condition as is reasonably possible. Supplier shall be responsible for all expense associated with the removal and return of the affected Goods and installation of substitute or replacement equipment.

29.0  INSIGNIA

      29.1 Upon Buyer's written request, any of Buyer's trademarks, trade names, insignia, symbols, decorative designs, or evidence of Buyer's inspection (hereafter "Insignia") will be affixed by Supplier to the Goods furnished. Charges, if any, shall be mutually agreed upon. Such Insignia will not be otherwise affixed, used or displayed on the Goods furnished or in connection therewith without Buyer's written approval. The manner in which such Insignia will be affixed shall be as mutually agreed.

      29.2 Goods rejected or not purchased by Buyer which utilized such Insignia shall have all such Insignia removed prior to any sale, use or disposition thereof. Supplier agrees to indemnify and hold Buyer harmless from any claim, loss or damage arising out of Supplier's failure to do so.

30.0  INSOLVENCY

      30.1 Buyer may terminate this Agreement or any Order immediately upon written notice in the event that Supplier makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they come due, ceases doing business as a going concern, or a proceeding is instituted seeking reorganization, arrangement, readjustment, liquidation, dissolution or other similar relief under any law affecting the rights of creditors, and such proceeding is acquiesced in or is not dismissed within sixty (60) days.

31.0  INSPECTION

      31.1 Ordinarily, shipments will be made without Buyer's or its Agent's inspection at the source. However, Buyer reserves the right to inspect any Goods prior to shipment upon written notice to Supplier. In such event, Supplier shall notify Buyer's agent or, if unknown, Buyer (at 312-394-6409), that the Goods are ready for inspection at the source. Supplier shall make available, without charge, any production testing facilities and personnel required by Buyer or its agent to inspect the Goods. Prior to shipment, Buyer or its agent shall inspect the Goods in accordance with the following Quality Program Specifications, copies of which are in Supplier's possession. Buyer reserves the right to change the Quality Program Specifications upon written notice to Supplier.

      QPS NUMBER        ISSUE               TITLE

           82.040         4                 Quality Program Specification For
                                            Transmission Products
                                            (General)

           90.176         4                 Quality Program Specification For
                                            Traffic Measuring & Recording
                                             Devices (SPL TeleSciences)

           93.168         3                 Quality Program Specification For
                                            System: Automatic Message Accounting
                                            Teleprocessing (AMATPS) (SPL
                                            Telematic Products)

32.0  INSURANCE

      32.1 Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement: (1) Worker's Compensation insurance as prescribed by the law of the state in which Supplier's obligations under this Agreement are performed, (2) employer's liability insurance with limits of at least $1,000,000 each occurrence, (3) comprehensive general liability insurance and comprehensive automobile liability insurance if the use of motor vehicles is required, each with limits of at least $1,000,000 for bodily injury, including death, to any one person and $3,000,000 for any one occurrence, and $1,000,000 for each occurrence of property damage, and (4) specific contractual liability insurance to cover Supplier's indemnity obligations under this Agreement with limits as specified in (3) above. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Buyer and Ameritech Services, Inc. based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier's subcontractors shall furnish prior, to the start of Services and furnishing of Goods, certificates or adequate proof of the foregoing insurance. Certificates furnished by Supplier and Supplier's subcontractors shall contain a clause stating: "Ameritech Services, Inc. is to be notified in writing at least thirty (30) days prior to cancellation of or any material change in this policy." Said insurance provisions shall not, in any way, limit Supplier's liability under this Agreement.

33.0  INVOICING AND TERMS OF PAYMENT

      33.1 Payment of invoices shall be due net thirty (30) days after receipt of detailed invoicing, provided, however, that Buyer may withhold payment of any invoice for a partial shipment of an Order if a delay in the shipment of the remainder of the Order causes the Goods to be nonfunctional.

      33.2 Supplier shall render detailed invoices for Goods and Services upon delivery of Goods at Buyer's designated destination and upon 100% completion of Services except when other arrangements have been made through separate agreements for the providing of Services.

34.0  LICENSES

      34.1 No licenses, express or implied, under any patents, trademarks, copyrights or other proprietary rights are granted by Buyer to Supplier under this Agreement; provided, however, that in the event any Goods or Services covered by this Agreement use or are impacted by patents owned or controlled by American Telephone and Telegraph Company or its affiliates, ("AT&T") or in the event any royalty is paid by Supplier to AT&T for the sale of Goods or Services of the type covered by this Agreement, Supplier shall promptly notify Ameritech Services, Inc. in writing and shall accept from Ameritech Services, Inc. a sublicense with respect to such Goods or Services which requires payment of royalties to Ameritech Services, Inc. in lieu of AT&T.

35.0  LIMITATION OF ACTIONS

      35.1 No action, regardless of form, related to or arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has been recognized.

36.0  LIMITATION OF LIABILITY

      36.1 IN NO EVENT SHALL SUPPLIER BE LIABLE FOR: (1) ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OR PERFORMANCE OF GOODS OR SOFTWARE HEREUNDER INCLUDING, BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOST COMPUTER TIME, THE DESTRUCTION OR DAMAGE OF RECORDS, OR ANY LOST REVENUES OR PROFITS OF BUYER OR ANY THIRD PARTY, EVEN IF SUPPLIER HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; (2) DAMAGES CAUSED BY THE BUYER'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT; OR, (3) CLAIMS, DEMANDS, OR ACTIONS AGAINST THE BUYER BY ANY OTHER PARTY, EXCEPT AS MAY BE PROVIDED IN CLAUSE 26.0

            "INDEMNITY" OR CLAUSE 28.0 "INFRINGEMENT" IN THE EVENT OF LOSS OF OR DAMAGE TO THE GOODS PURCHASED HEREUNDER WHICH NECESSITATES REPLACEMENT THEREOF, SUPPLIER'S LIABILITY FOR SUCH LOSS OR DAMAGE SHALL BE LIMITED TO SAID REPLACEMENT AT ITS EXPENSE WITH IDENTICAL OR EQUIVALENT GOODS OR REIMBURSEMENT OF THE COST OF SUCH REPLACEMENT, INCLUDING ALL INSTALLATION EXPENSE.

37.0  MARKING

      37.1 All Goods furnished hereunder shall be marked, at no charge to Buyer, in accordance with the requirements outlined in the following Bellcore documents:

            TR-TSY-000081 Issue 1 dated December 1984, Packaging, Packing, Palletization and Marking Requirements.

            TR-ISD-000325 Issue 1 dated September 1986, Equipment Information Required From Suppliers for Operations System.

            TR-TAP-000383 Issue 3 dated December 1987, Generic Requirements for Common Language Bar Code Labels.

            TR-TAP-000485 Issue 1 dated April 1987, Common Language CLEI Code Assignment and Equipment Marking Requirements.

            TR-795-25540-84-02 Issue 1 dated January 1984, Common Language Identification of Manufacturers of Telecommunications Products

      37.2 In addition, Supplier agrees to include, at no charge to Buyer, Buyer's PRODUCT IDENTIFIER (PID), the nine-digit number for Goods, as applicable, on all preliminary and final packaging and packing slips, and any other identification which might be requested by Buyer.

      37.3 All Goods furnished hereunder shall be marked for identification purposes with Supplier's coded Name, Model, Serial Number and month and year of manufacture.

      37.4 If Buyer requires identification marking in addition to the above, the parties shall mutually agree to the charges, if any, for such additional marking.

38.0  MEDIA

      38.1 Unless Buyer otherwise agrees, requested or required documentation, information and copies shall be provided in "hard copy" (paper) by the Supplier.

39.0  MONTHLY REPORTS

      39.1 Supplier agrees to render to Ameritech Services, Inc. monthly reports containing the following information concerning each shipment to Buyers under this Agreement made during each month, not later than the tenth day of the following month:

            Supplier Name & Address
            Agreement Number
            Month/Year
            Shipped to Location (City and State)
            Material Description (with PID if applicable and
                Supplier's part number.)
            Quantity Shipped
            Date Shipped
            Net Unit Price
            Total Value of Quantity Shipped
            Engineering and Installation Services Performed and Invoiced

            Reports are to be sent to:

                Ameritech Services, Inc.
                3040 West Salt Creek Lane, 3-15
                Arlington Heights, IL 60005
                Attn:  Manager Transmission Products

40.0  NEW OR CHANGED ROUTINES, PROCEDURES OR SERVICES

      40.1 Supplier shall not implement or distribute to Buyer any information regarding new or changed routines, procedures, or Services, if any, for Goods purchased under this Agreement without sixty (60) days prior written notice to:

                  Ameritech Services, Inc.
                  3040 Salt Creek Lane, 3-15
                  Arlington Heights, IL 60005
                  Attn:  Manager - Transmission Products

41.0  NON-EXCLUSIVE MARKET RIGHTS

      41.1 It is expressly understood and agreed that this Agreement does not grant Supplier an exclusive privilege to sell to Buyer any Goods and/or Services which Buyer may require.

42.0  NON-WAIVER

      42.1 No course of dealing or failure of either party to enforce strictly any provision, term, right or condition of this Agreement shall be construed as a waiver of such provision, term, right or condition.

43.0  NOTICES AND NOTIFICATION PROCEDURES

      43.1 Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by any party hereunder shall, be in writing and shall be hand delivered or shall be given or made by telegram or recognized express delivery service or certified or registered mail addressed to the appropriate party or parties as follows:

            To Buyer:

            Ameritech Services, Inc.    Ameritech Services, Inc.
            as Buyer or notices         3040 W. Salt Creek Lane
            affecting entire Agreement: Arlington Heights, IL 60005
                                        Attn: Manager - Transmission Products

            Changes to Goods only:      Ameritech Services, Inc.
                                        3040 W. Salt Creek Lane
                                        Arlington Heights, IL 60005
                                        Attn:  Manager - Transmission

            Illinois Bell Telephone     Illinois Bell Telephone Company
            Company as Buyer:           Assistant Vice President
                                        Planning and Engineering
                                        225 W. Randolph, HQ19F
                                        Chicago, IL 60606

            Changes to Goods only:
                                        Illinois Bell Telephone Company
                                        225 W. Randolph Street
                                        Chicago, IL 60606
                                        Attn: Product Change Notice Coordinator
                                        HQ24C

            Indiana Bell Telephone      Indiana Bell Telephone Company,

            Company, Incorporated       Assistant Vice President
            as Buyer:                   Planning, Design and Engineering.
                                        220 N. Meridian Street, Room 924
                                        Indianapolis, IN 46204

            Changes to Goods only:
                                        Indiana Bell Telephone Company,
                                        Incorporated
                                        240 N. Meridian Street
                                        Indianapolis, IN 45204
                                        Attn:  District Manager -
                                        Implementation & Planning

            Michigan Bell Telephone     Michigan Bell Telephone Company
            Company as Buyer:           Assistant Vice President
                                        Network Engineering
                                        29777 Telegraph Road, Room 3100
                                        Southfield, MI 48034

            Changes to Goods only:
                                        Michigan Bell Telephone Company
                                        Room 48034
                                        29777 Telegraph Road
                                        Southfield, MI 48034
                                        Attn:  CN Administrator Maintenance
                                        Engineering - Switching

            The Ohio Bell Telephone     The Ohio Bell Telephone Company
            Company as Buyer:           General Manager
                                        Planning and Engineering
                                        45 Erieview Plaza, Room 1500
                                        Cleveland, OH 44114

            Changes to Goods only:
                                        The Ohio Bell Telephone Company
                                        65 Erieview Plaza, Room 302
                                        Cleveland, OH 44114
                                        Attn:  District Manager - Transmission
                                        Engineering Center (TEC)

            Wisconsin Bell, Inc.        Wisconsin Bell, Inc.
            as Buyer                    General Manager
                                        Network Planning and Engineering
                                        722 N. Broadway, 14th Floor
                                        Milwaukee, WI 53202

            Changes to Goods only:
                                        Wisconsin Bell, Inc.
                                        125 N. Executive Drive, 2nd Floor
                                        Brookfield, WI 53005
                                        Attn:  Staff Manager - Maintenance
                                        Engineering (LN)

            To Supplier:                  TeleSciences, Inc.
                                          351 New Albany Road
                                          Moorestown, NJ 08057-1177
                                          Attn: Contract Administration

      43.2 Notwithstanding the above, documentation pursuant to the clause "DOCUMENTATION" and other information required by Buyer shall be disseminated by Supplier to those on the applicable distribution lists provided by each Buyer.

      43.3 Notices will be deemed to have been received as of the earlier of the date of actual receipt or three (3) days after being sent.

44.0  ORDERING PROCEDURES

      44.1 Buyer shall place Orders under this Agreement in accordance with Supplier's standard intervals. No prepayment or minimum ordering quantities or amounts shall apply to any Order.

      44.2 EF&I (Engineer, Furnish and Install), F&I (Furnish and Install), and E&F (Engineer and Furnish) Orders:

            A. Orders shall be in writing or transmitted electronically and shall specify: (a) description of Goods, inclusive of any numerical/alphabetical identifications and/or Services, if any, referenced in the price list herein; (b) required delivery or completion and in-service date as applicable; (c) location to which the Goods are to be shipped and/or Services are to be performed; (d) location to which invoices shall be rendered for payment; (e) Buyer's Order number; (f) price or Buyer's Request For Quotation number, if applicable; (g) this Agreement number; and for an Order for Goods which includes licenses for Software, in addition to the above; (h) a list and description of the Software to be licensed; (i) the description, serial number, if known, and location of the processor for which Software is being furnished.

            B.    (1)   Supplier shall acknowledge receipt of Buyer's Order
                        within ten (10) workdays of receipt of such Order.
                        Supplier shall accept or reject in writing Buyer's
                        Order, including delivery and/or completion date, within four (4) weeks (three (3) weeks for F&I Orders) from receipt of Order or four (4) weeks prior to ship date, whichever is earlier. In the event Supplier fails to accept or reject any such Order within the aforesaid period, such Order shall be deemed accepted.

                  (2) Should Buyer require Supplier's acceptance or rejection of an Order in less than four (4) weeks (three (3) weeks for F&I Orders), Supplier shall use its best efforts to respond in the interval requested by Buyer.

            C. In the event that Supplier cannot meet the specified delivery and/or completion date, Buyer may cancel said Order in writing without penalty or obligation of any kind or negotiate a new delivery and/or completion date mutually acceptable to both parties, which date shall be acknowledged in writing by Supplier within ten (10) workdays of such agreement.

            D. For Orders scheduled in accordance with Supplier's standard intervals, Supplier shall at no charge, provide no later than five (5) weeks prior to main ship date, the following documentation to Buyer's engineering department and job site:

                  (1) engineering specifications (except F&I), (1-Job Site, l-Engineering)

                  *(2) central office base drawings (except F&I), (1-Job Site, 1-Engineering)

                  (3) Software documentation, if any, (1-Job Site, l-Engineering)

----------
* Suppliers which do not provide a drawing maintenance function should be providing two (2) copies of the red line drawings to engineering.

                  (4) list of required Goods classified in accordance with the Uniform System of Accounts, and in sufficient detail to enable Buyer to identify equipment retirement units for inclusion into mechanized Property Record Systems, and in the format required for direct entry into Buyer's Detailed Continuing Property Record (DCPR) system (See clauses entitled "EQUIPMENT CLASSIFICATION", "BILLING" and "MARKING"), (1-Engineering),

                  (5)   installation requirements (I-Engineering), and

                  (6) FPP, where applicable, showing detailed individual cost for engineering, Goods, installation and other Services as applicable (1-Engineering).

            E. Within four (4) weeks following receipt of the engineering specifications (except on F&I Orders) and the FPP, Buyer shall accept or reject said FPP and notify Supplier accordingly. In the event Buyer rejects Supplier's FPP and Buyer and Supplier are unable to subsequently agree to a revised FPP, then the Order will be deemed void.

      44.3  Furnish Only Orders:

            In addition to paragraphs 44.2A and 44.2C in this clause, the following shall apply for Furnish Only Orders. Within ten (10) workdays after receipt of such Order, Supplier shall acknowledge, in writing, acceptance or rejection of the Order and delivery date. In the event Supplier fails to accept or reject any such Order within the aforesaid period, such Order shall be deemed accepted. Upon shipment of the Goods, Supplier shall provide copies of applicable information as specified in paragraph 44.2D herein and applicable prices and fees.

      44.4  Installation Only Orders:

            A. Buyer shall provide Supplier its specifications and installation requirements which shall include Buyer's required job completion date. Within two (2) weeks of Supplier's receipt of such information, Supplier shall provide either notice of rejection or an FPP, which details prices for the installation Services requested by the Buyer.

            B. Within four (4) weeks following receipt of the Supplier's FPP, Buyer shall accept or reject said FPP. Buyer's acceptance of the FPP will be confirmed by placement of an Order during this four (4) week period. Supplier shall acknowledge receipt of said Order within ten (10) workdays following placement of said Order. In the event Buyer rejects Supplier's

                  FPP, Supplier will return all Buyer's specifications and installation requirements within ten (10) workdays of such rejection.

      44.5  Change Orders:

            Any changes to the original Order and any resulting adjustment, including but not limited to schedules and price, shall be mutually agreed upon and subsequently detailed in a written change Order referencing the original Order. Supplier shall provide a list of all Goods required for such change(s) in accordance with paragraph 44.2D(4) in this clause and a supplemental FPP indicating all changes to the original FPP.

      44.6  In addition to changes in delivery dates as described in paragraph
            44.5 hereinabove, Buyer may unilaterally defer a delivery date of any purchase Order for a period not to exceed sixty (60) days without charge.

      44.7  Orders placed by Buyer hereunder shall be sent to the following
            address:    TeleSciences, C O Systems, Inc.
                        351 New Albany Road
                        Moorestown, N.J. 08057
                        Attn:  Domestic Order Entry Department

45.0  PACKING

      45.1 Goods purchased, modified, repaired, or replaced hereunder shall be packed by Supplier at no additional charge in suitably designed containers adequate to prevent damage under normal handling during loading/unloading, shipping and storage in accordance with Ameritech document SHP92706AM Issue 1, dated May 1988, Packing, Packaging and Palletization and Bellcore document TR-TSY-000081 Issue 1, dated December 1984, Packaging, Packing, Palletization and Marking Requirements. In the event of a conflict or inconsistency between the Bellcore document TR-TSY-000081 and the Ameritech document SHP92706AM the Ameritech document shall prevail.

      45.2 All Goods supplied hereunder shall be protected against electrostatic discharge in accordance with Bellcore documents TR-EOP-000063, Issue 3, dated March 1988, Network Equipment Building System (NEBS) Generic Equipment Requirements, TR-TSY-000078, Issue 2 , dated December 1988, Generic Physical Design Requirements for Telecommunications Products and Equipment and TR-TSY-000382, Issue 1, dated July 1986, Triboelectric Charge Testing of Bags and Pouches.

            A. All packages containing circuit packs with sensitive integrated circuitry shall have warning labels. The labels shall indicate that special handling is required.

            B. All circuit packs should be properly protected before shipment. In addition to antistatic packaging, cushioning material shall be used to assure that the circuit packs are protected from mechanical damage. Defective circuit packs shall be handled with the same precautions as a new circuit pack, thereby reducing the possibility of added damage.

            C. Antistatic packing material shall be used to prevent the circuit packs from shifting inside the carton or shipping container.

            D. All static-sensitive devices and components must be handled in a static-safeguarded work area. Such an area should be equipped with the necessary protective material and equipment to limit and control static charge accumulation to levels which will not damage sensitive devices.

46.0  PRICE WARRANTY

      46.1 Supplier warrants that the prices for Goods sold to Buyer under this Agreement are not less favorable than those currently extended to any other customer for the same or like goods and services in equal or less quantities under similar terms. In the event Supplier reduces its price for such goods or services during the term of this Agreement, Supplier agrees to reduce the prices hereunder correspondingly.

47.0  PUBLICITY

      47.1 Each party shall submit to the other party all advertising, sales promotion, press releases and other publicity matters relating to the Goods furnished and/or Services performed hereunder by Supplier where the name or mark of the other party is mentioned or language from which the connection of that name or mark therewith may be inferred or implied. Each party further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without the other party's prior written approval.

48.0  REGULATORY PROCEEDINGS

      48.1 If requested by Buyer, Supplier will provide information concerning this Agreement and purchases hereunder which Buyer requires to respond to regulatory requests and proceedings.

49.0  RELEASES VOID

      49.1 Neither party shall require waivers or releases of any personal rights from representatives of the other in connection with visits to either party's respective premises and both parties agree that no such releases or waivers shall be pleaded by them, their employees, or agents in any action or proceeding.

50.0  REMEDIES

      50.1 No right or remedy herein conferred upon or reserved to any party herein is exclusive of any right or remedy herein or at law or in equity provided or permitted, but each shall be cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time.

51.0  RIGHT OF ACCESS

      51.1 Each party shall normally permit access to its facilities by the other in connection with Goods and Services provided hereunder. No charge shall be made for such access. It is agreed that prior notification will be given when access is required.

52.0  SEVERABILITY

      52.1 If any provision, term, right or condition of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, all other provisions, terms, rights and conditions of this Agreement shall remain valid and binding upon the parties.

53.0  SHIPPING INSTRUCTIONS

      53.1  Supplier shall (1) ship Goods complete unless otherwise agreed upon,
            (2) ship to the destination designated in the Order, (3) ship according to routing instructions given by Buyer, (4) place the Order number on all subordinate documents, (5) enclose a packing memorandum with each shipment, and when more than one package is shipped, identify the one containing the memorandum, (6) mark the Order number on all packages and shipping papers, (7) render invoices in duplicate, or as otherwise specified in the Order, showing the Order number, through routing and weight, (8) render separate invoices for each shipment within ten (10) working days after shipment or job acceptance as appropriate as shown in the clause entitled "INVOICING AND TERMS OF PAYMENT," (9) forward bills of lading and shipping notices with Supplier's invoices and (10) mail invoices, bills, and notices to the address shown on the Order.

            If prepayment of transportation charges is authorized, Supplier shall include the transportation charges as a separate item on Supplier's invoice. Adequate protective packing shall be furnished by Supplier at no additional charge. Shipping and routing instructions may be altered as mutually agreed.

54.0  SPECIFICATIONS

      54.1 The Goods furnished hereunder shall comply with Supplier's technical specifications in effect on the date of this Agreement. Such technical specifications are hereby made a part of this Agreement and incorporated herein by reference.

            Such technical specifications shall: A.) include standard interfaces for support systems (operation, administrative and maintenance) in accordance with Bellcore document TA-TSY-000200 Issue 4, dated September 1988, Specification of System Maintenance Messages at the OS/NE-Interface which contains requirements for such interfaces; B.) be in compliance with Bellcore document TA-TSY-000870 Issue 1, dated April 1988, Electrostatic Discharge Control in the Manufacture of Telecommunications Equipment.

      54.2 In accordance with the provisions set forth in the clauses entitled "CHANGES TO GOODS", "DOCUMENTATION", and "NOTICES AND NOTIFICATION PROCEDURES", Supplier shall notify Buyer of any change to be made in Supplier's technical specifications. Supplier agrees to provide Buyer, at no charge, a copy of all such technical specifications and updates thereto.

55.0  STANDARD INTERVAL

      55.1 Goods shall be shipped according to Suppliers standard interval; provided however, Supplier and Buyer may agree to the delivery schedule applicable to each Order in accordance with the clause entitled "ORDERING PROCEDURES."

      55.2 Suppliers standard interval for Furnish Only Orders shall be one hundred and twenty (120) days from receipt of Order.

56.0  SURVIVAL OF OBLIGATIONS

      56.1 Either party's Obligations under this Agreement which by their nature would continue beyond the termination, expiration or cancellation of this Agreement shall survive termination, expiration or cancellation of this Agreement.

57.0  TAX

      57.1 Federal manufacturers or retailers excise taxes, and state and local sales or use taxes, when applicable, shall be billed as separate items on Supplier's invoice. If indicated on the front of the Order, Goods purchased are tax exempt under one of the following tax exempt certificate numbers: Illinois, 17097312; Indiana, 36-3258076-0013; Michigan, 36-3258076; Ohio, 97-121569,
            (Ameritech Services, Inc.), Ohio Bell, 98-001120 (The Ohio Bell Telephone Company); and Wisconsin, 368774.

      57.2 Supplier shall invoice taxes as determined by shipment destinations specified in Buyer's Orders. In the event Buyer elects to contest, to the extent permitted by applicable law, the nature or extent of taxes which it is obligated to pay to Supplier, Supplier agrees that any action taken by Buyer for refund of such taxes shall be at Buyer's expense, provided that Supplier shall reasonably assist Buyer therein if requested by Buyer.

58.0  TERMINATION OF ORDER

      58.1 Buyer may at any time terminate any Order(s) placed by it hereunder in whole or in part. Buyer shall notify Supplier as soon as Buyer knows of the need to terminate any Order or portion thereof.

      58.2 Buyer's liability to Supplier with respect to an Order terminated more than ninety (90) days prior to its scheduled delivery date shall be limited to actual engineering charges, if any, incurred by Supplier in regard to any such Order(s) or terminated portion thereof, prior to the date of notice of termination. In addition, Buyer shall be liable for the price of any hardware which is unique to the Goods ordered hereunder provided that such hardware cannot be applied to Supplier's other customers' order(s) within twelve (12) months from the notice of termination. In the event Buyer pays termination charges for hardware which is unique to Goods ordered hereunder, Buyer, at its option, may request and receive delivery of such hardware in its present state of completion. Supplier agrees to substantiate such termination charges with proof satisfactory to Buyer. Such termination charges shall not be applicable to termination under any other provision of this Agreement. If an Order is terminated ninety (90) days or less prior to its scheduled delivery date, and in the event that Goods cannot be applied to Supplier's other orders, Buyer agrees to pay Supplier a termination charge in accordance with the following schedule:

      DAYS TERMINATION NOTICE RECEIVED          TERMINATION CHARGE
      BEFORE SCHEDULED DELIVERY DATE

                  90-61                         25% of dollar value of
                                                     terminated Goods;

                  60-31                         50% of dollar value of
                                                     terminated Goods;

                  30-0                          75% of dollar value of
                                                     terminated Goods;

59.0  TIME OF THE ESSENCE

      59.1 Time is of the essence in Supplier's delivery of Goods and performance of Services pursuant to Orders placed under this Agreement.

60.0  USE OF INFORMATION

      60.1 All specifications, drawings, sketches, models, samples, tools, computer programs, technical information, business information or other documentation furnished by one party to the other under or in contemplation of this Agreement or an Order, whether in writing, orally, or otherwise, shall, for purposes of this clause be hereinafter designated "Information". For purposes of this clause, all companies named in the clause "PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT" shall constitute a single party.

      60.2 Each party agrees that all Information shall be and remain the exclusive property of the party furnishing such Information and that the party receiving such Information will take all reasonable steps to safeguard all such Information against misuse, espionage, loss and theft. Each party further agrees that such Information shall not be published, released or otherwise communicated in any manner to any other person, firm or corporation except with the prior written consent of the other party or to the extent such disclosure is required by its employees who have a need to know, the lawful request of a governmental agency or by valid court order. The requirements set forth herein shall apply to all employees, officers, directors and agents of each party, and each party shall take all reasonable steps to assure that such persons comply therewith.

      60.3 Notwithstanding the provisions of this clause, neither party shall be required to keep confidential any Information which it can demonstrate:

            A. was previously known to it free of any obligation to keep it confidential; or

            B. is disclosed to others by the furnishing party without restriction; or

            C. becomes publicly available, by other than an unauthorized disclosure hereunder; or

            D. is obtained from a third party, having an apparent bona fide right to provide same and without breach of this Agreement; or

            E. is approved for release by written authorization of the furnishing party.

      60.4 When the Information is no longer needed, the receiving party shall return the Information and all copies thereof to the furnishing party or insure that such Information and all copies are destroyed.

61.0  WORK PERFORMED ON BUYER'S PREMISES

      61.1 Supplier shall be entirely responsible for all persons furnished by Supplier working in harmony with all others when working on Buyer's premises. Supplier is required to have such persons comply with all plant rules and regulations, and where required by government regulations, submit satisfactory clearance from the U.S. Department of Defense and other federal authorities concerned. Supplier shall not stop, delay or interfere with the normal work schedule on Buyer's premises without prior approval of Buyer.

      -------------------- END OF SECTION A, ARTICLE I -------------------

SECTION B: SUPPORT AND WARRANTIES

62.0  CHANGES TO GOODS

      62.1 Supplier may, at any time, make changes to the Goods, or modify the drawings and specifications relating thereto, or substitute products of later design to fill an Order, provided that the changes, modifications or substitutions, under normal and proper use, do not impact upon the technical specifications or the form, fit or function of the Goods. Supplier shall notify Buyer in writing of such changes. With respect to other changes, modifications, or substitutions, Supplier shall notify Buyer in writing ninety (90) days prior to their effective dates. The exact method and schedule of implementation shall be as mutually agreed. Where an extremely unsatisfactory condition requires immediate action, Supplier will immediately advise Buyer.

      62.2 All notifications of such changes shall be provided, at no charge, to parties designated by Buyer in the clause "NOTICE AND NOTIFICATION PROCEDURES" and shall contain the following information;

            1. Supplier Information: Supplier's name, address, technical contact name and phone number.

            2. Product Change Notice Number: Number conforming to a single sequential numbering scheme used by Supplier.

            3. Issue Date of Change: Date Product Change Notice is transmitted.

            4. Product Description: Description of the product affected (e.g., BMS 700, 2W Line Card or 24 foot aluminum ladder).

            5. New Product Code: Unique identity of the changed product (e.g., Circuit Pack CP 11101, Series 1, List 4).

            6. Old Product Code: Unique identity of the product being changed. (e.g., Circuit Pack CP 11101, Series 1, List 3).

            7. New CLEI Code(s): The alpha-numeric CLEI code(s) assigned to the changed product.

            8. Old CLEI Code(s): CLEI codes of all equipment associated with this change (see Item 9).

            9. Associated Products or Changes Affected: Coordinated product changes that must be applied in conjunction with, or prior to, this change.

            10. Drawing Number: The circuit (schematic) drawing number and issue that incorporates the change. (e.g., SD 11101-01, issue
                  11).

            11.   Change Classification: Classification of the change (A, B, or
                  D).

            12. Classification Substantiation: Details of why the proposed Classification is appropriate.

            13. Reason For Change: Detailed explanation of why the change is necessary, for example:

                  a. Is change a manufacturing change or does it fix a service trouble condition?

                  b.    What are the symptoms of the condition being corrected?

            14. Description of Change: Installation details of change, for example:

                  a.    What is to be changed?

                  b.    How is it to be changed?

                  c.    How can change be tested/verified?

            15.   Effect of Change: Description of the effect of the change on:

                  a.    Service

                  b.    Transmission

                  c.    Traffic

                  d.    Maintenance

                  e.    Reliability

                  f. Commercial Specifications (Commercial Specifications are specifications or documentation requirements which are placed on a product by the Supplier).

                  g. Control Specifications (Control Specifications are mandatory requirements imposed by the Buyer upon a particular product due to its critical nature and risk factor. These specifications must be clearly stated by the Buyer and agreed to by the Supplier).

                  h.    Safety

            16. Material Affected: Apparatus, wiring, circuit packs, etc., affected by change.

            17. Documentation Affected: List of associated drawings, programs, practices, manuals, nomenclature, etc. , affected by the change.

            18. Supplier Implementation Date: Date after which all newly manufactured products will incorporate the change.

            19. Modification Expiration Date (for Class A changes only): Date after which Supplier terminates responsibility for applying the change, providing modification material, etc., on a non-billable basis.

            20. Modification Location: Supplier recommendation for field or factory installation of the change.

            21. Modification Cost (Class B and D only): Cost per unit or other pricing information.

            22. Location and Quantity of Equipment (if the Supplier has these records): The location and quantity of working or spare equipment, in the hands of the Buyer, that requires the change.

            23. Attachments: Any supplementary reference information relative to the change.

            24. Comments: Additional comments or recommendations of the Supplier.

            25.   Implementation Schedule: Supplier shall provide as applicable.

            In the event that Buyer and Supplier fail to reach agreement on any such changes to be made by Supplier, then Buyer shall have the right to terminate any or all Orders for Goods affected by such change without penalty or obligation of any kind.

      62.3 If the equipment being changed requires a CLEI code change, Supplier will contact Bell Communications Research, Inc. Language Standards Division, directly for the new code. A CLEI code change is required if:

            1. A changed plug-in product is not bidirectionally interchangeable physically, electrically or functionally, with its predecessor.

            2. A changed hard-wired product is functionally different (features added, deleted or changed) than its predecessor.

            3. A manufacturer's part, model, drawing or identification number is changed for that product.

            4.    A manufacturer's company name is changed.

      62.4  Notifications shall be classified as follows:

            A. CLASS A CHANGE

            (1.) The Class A designation applies to changes required to correct a product deficiency, for example:

                  - Safety or fire hazard

                  - Electrically or mechanically inoperative

                  - Design defects

                  - Product does not operate as documented by Supplier.

                  All Buyers shall be informed immediately of all Class A changes since they could affect installation dates or require changes to Goods which have been delivered to one or more Buyers for installation. For Class A changes, Supplier shall replace or modify, at no charge to Buyer, all affected Goods either prior to delivery or for a ten (10) year period from the shipment of such Goods.

            (2.) Class A changes require immediate action by the Supplier to correct the condition of all affected Goods (except as indicated in 3.) in the hands of Supplier or Buyer. This includes all working and spare Goods. The Class A designation causes shipment, and in many cases, factory production of the Goods to be stopped. The Supplier-owned Goods will be modified immediately. Buyers with pending Order(s) must be informed of the change immediately since it could affect installation dates or require changes to Goods which have already been delivered to Buyer for installation.

            (3.) In some cases it may be necessary to make a change on a limited number of a particular type of Goods. This would occur when it is necessary to correct a condition that occurs only in certain product combinations or with the use of certain options. These conditions shall be described on the Product Change Notice.

            (4.) Supplier will furnish monthly status reports to the Buyer for all Class A changes on non-deferrable plug-ins and hard-wired equipment that are to be installed or tracked to completion by the Supplier. This report will contain the following 10 items:

                  1.    Product Change Notice Number

                  2.    Identity of the product

                  3.    Model or part number and issue

                  4.    CLEI code, if applicable

                  5. Date Product Change Notice sent to the parties designated by the Buyer.

                  6.    Product ship date

                  7.    Installation or application responsibility

                  8. Locations at which change is to be made, (if the Supplier maintains these records)

                  9.    Date completed, by location

                  10. Changes on hold at any location. Are they being held by Supplier or Buyer?

            B.    CLASS B CHANGE

                  The Class B designation applies to changes made to incorporate improvements in design resulting in better operation, improved testing, better maintenance, longer life, service improvements, cost reductions, addition of essential features, and the like. These Class B changes are applied to manufactured Goods and are suggested for application to existing equipment in the field. The decision to purchase and apply Class B changes belongs to the Buyer.

            C.    CLASS D CHANGE

                  (1.) The Class D designation applies to design improvements, component changes, new features, or other minor service improvement capabilities not sufficiently significant as to require a Class B change. This class is also used when a change is required to facilitate manufacture or to effect a cost reduction not sufficiently important to justify a Class B application.

                        Routine changes in status/availability titles and clarification of notes would normally be Class D. Class D changes are applied to Supplier-owned Goods and are not suggested for application to existing equipment in the field.

                  (2.) If Supplier changes the Status/Availability of a product, the change must be announced in a Class D Product Change Notice.

      62.5 Supplier shall determine the classification of proposed changes. If Buyer disagrees with any classification assigned by Supplier, Buyer shall have the right to challenge such classification and Supplier shall, in good faith, reevaluate its classification.

      62.6 For those changes classified as Class A, Supplier shall promptly advise Buyer and shall, no later than thirty (30) days from the date of the change notice or as mutually agreed to, implement such changes with respect to Goods in Buyer's possession at Supplier's Expense. Such implementation shall include the de-installation, if necessary, of existing Goods and the engineering and installation of the replacement or modified Goods or any additional materials. Such obligation shall apply to all Class A changes made within a ten (10) year period following the shipment of the affected Goods.

      62.7 For Class A changes which involve only an exchange of circuit packs, Supplier may, at Buyer's option, provide such circuit packs and Buyer shall implement such change and invoice Supplier for associated costs. Unless otherwise agreed to between the parties, Supplier shall not furnish component parts for Class A changes to Buyer for Buyer's assembly into circuit packs or printed wiring boards.

      62.8 Supplier will furnish the parties designated by Buyer a quarterly summary report listing all Product Change Notices released to the Buyer during the previous 12 months. This report will contain the following 5 items:

            1.    Product Change Notice Number

            2.    Issue date of Change

            3.    Drawing Number

            4.    Supplier Change Classification

            5.    Modification Expiration Date.

      62.9 If Supplier cancels a change, the Buyer must be notified pursuant to the clause "NOTICE AND NOTIFICATION PROCEDURES". The Supplier must state the reason for cancellation and what action is to be taken in locations where the change may already have been implemented.

      62.10 Equipment or product discontinued information must be available to the Buyer for ongoing and future Product Change Notice implementation plans.

      62.11 Defects found by Buyer in an installed product change will be corrected by the Supplier within 30 days of notification of the defect. Defects that are serious and/or service affecting will, be corrected immediately.

      62.12 In no case shall Supplier ship Goods subject to a Class A, B or D change without the prior written approval of Buyer.

63.0  CONTINUING AVAILABILITY OF PRODUCT SUPPORT

      63.1 Supplier agrees to offer for sale to Buyer, for a period of ten (10) years after the shipment of the affected Goods, full maintenance Services, replacements and repair parts for Supplier Manufactured Goods and functionally equivalent replacements and repair parts for Non-Supplier manufactured Goods.

      63.2 In the event Supplier fails or is unable to offer such Services, Goods or parts and Supplier is unable to obtain another source of supply for Buyer, then such failure or inability shall be considered noncompliance with this clause and, in addition to whatever other rights and remedies Buyer may have at law or in equity, Supplier shall be required to provide to Buyer the technical information or any other rights required, so that Buyer can obtain such Services, Goods and/or parts from other sources. The technical information includes, by example and not by way of limitation: (a) documentation, manuals, procedures and the like, fully describing the maintenance Services; (b) manufacturing drawings and specifications of raw materials, parts and components comprising the Goods; (c) manufacturing drawings and specifications covering special tooling and the operation thereof; (d) a detailed list of all commercially available parts and components purchased by Supplier on the open market disclosing the part number, name and location of the supplier and price lists for the purchase thereof; and (e) one (1) complete copy of the then current source code and object code, including all related documentation, used in the preparation of any Software licensed or otherwise acquired by Buyer from Supplier hereunder. Buyer shall not disclose any such technical information to any third party unless such third party agrees to enter into a nondisclosure agreement with Buyer.

      63.3 Supplier shall provide advance written notification two (2) years prior to entirely discontinuing maintenance services and/or the manufacture of replacement Goods/repair parts.

64.0  EMERGENCY REPLACEMENT SERVICE

      64.1 Supplier agrees, in the event of an emergency or an out-of-service condition attributed to Goods furnished hereunder, to ship replacement Goods within twenty-four (24) hours of verbal notification by Buyer for a period of ten (10) years after the delivery of such Goods. If replacement Goods will not be available for shipment within twenty-four (24) hours, Supplier shall notify Buyer immediately by telephone and arrange with Buyer for: (a) an alternate shipping schedule; (b) telephonically assisting Buyer in repair of the defect; and (c) supplying field engineering assistance to restore service. In order to use this emergency replacement service, Buyer shall call: (609) 866-0015.

      64.2  This service shall be available twenty-four (24) hours a day seven
            (7) days a week as specified in Appendix B attached to this Agreement.

65.0  ENGINEERING COMPLAINTS

      65.1 Buyer shall issue engineering complaints to report unsatisfactory conditions and improper performance of Supplier's Goods and Services. Supplier shall acknowledge Buyer's engineering complaint within fourteen (14) days of the date an engineering complaint is mailed to Supplier as indicated on Buyer's Engineering Complaint Acknowledgment form. Supplier shall indicate in said acknowledgment the date of final resolution of the engineering complaint. The date of final resolution shall not exceed sixty (60) days from the date the engineering complaint is mailed to Supplier or as otherwise agreed to by the parties.

      65.2 Supplier agrees to comply with applicable sections of Ameritech document AM 010-700-010, Issue D, dated July 1987, Ameritech Engineering Complaint Practices as revised from time to time. Such practices are hereby incorporated by reference and made a part of this Agreement.

      65.3 In all cases, Supplier agrees to take such action as may be necessary to resolve Buyer's engineering complaint in a timely manner and to the Buyer's satisfaction. Issuance of the engineering complaint shall not be a precondition for the resolution of claims under normal warranty procedures.

66.0  EXTRAORDINARY SUPPORT

      66.1 Supplier agrees to make its best efforts to provide immediate extraordinary support (materials, manpower, etc.) at Supplier's current prices or premiums as mutually agreed to assist Buyer in restoring service which has been disrupted due to catastrophic condition (fire, flood, etc.). Such obligation of Supplier shall continue for a period of ten (10) years after the shipment of Goods.

      66.2 If such disaster or extraordinary condition occurs, Supplier agrees to waive any delivery schedule priorities, to the extent permitted by law and Supplier's other contractual commitments.

      66.3 This clause shall not be construed to require Supplier to maintain any inventories whatsoever nor to maintain any position or status of readiness to perform in the future.

67.0  RADIO FREQUENCY ENERGY STANDARDS

      67.1 Goods furnished hereunder shall comply, to the extent applicable, with the requirements of Subpart J of Part 15 of the Federal Communications Commission's (FCC) Rules and Regulations in effect on the date of shipment of the Goods. In the event the goods generate harmful interference to radio communications, Supplier shall provide Buyer with information relating to methods of suppressing such interference. If such interference cannot be suppressed during the twelve (12) month period after the Goods are placed into service and such interference constitutes a violation of Part 15 of the FCC Rules and Regulations, Supplier shall, upon request by Buyer, accept return of the Goods and render to Buyer an appropriate refund or credit for the Goods. Nothing herein shall be deemed to diminish or otherwise limit Supplier's obligations under the clause entitled "WARRANTY."

68.0  REGISTRATION

      68.1 When Goods furnished under this Agreement are subject to Part 68 of the Federal Communications Commission's (FCC) Rules and Regulations, as may be amended from time to time, Supplier warrants that such Goods shall comply with, unless otherwise exempt , Part 68 of the FCC'S Rules and Regulations, to the extent applicable at the time of delivery, including, but not limited to, all labeling and customer instruction requirements.

      68.2 Supplier shall defend any suit alleging noncompliance with such applicable FCC rules and Regulations which is brought against Buyer with respect to the use of Goods and shall pay all costs and expenses incurred and satisfy all judgments and decrees against Buyer in such actions, provided that Buyer shall promptly advise

            Supplier, in writing, of such suit and shall cooperate fully with Supplier in the defense or settlement of such suit.

69.0  REPAIRS NOT COVERED UNDER WARRANTY

      69.1 With respect to repairs not covered under the clause entitled "WARRANTIES," Supplier agrees to provide repair Services at Supplier's then prevailing rates on all Goods ordered hereunder for a period of ten (10) years from the shipment of such Goods. Goods to be repaired or replaced under this clause will be returned to a location designated by Supplier. Goods returned to Supplier must be accompanied by Supplier's RETURN/REPAIR form. Unless otherwise agreed upon by Supplier and Buyer, Supplier shall ship the repaired or replacement Goods within twenty-one (21) days after receipt of the defective Goods. With the concurrence of Buyer, repair may be made by Supplier on site as scheduled by Buyer.

      69.2 All Systems not covered by warranty will be subject to an evaluation by Supplier when returned for repair, to determine if said Goods are repairable. For the purpose of this clause, Systems shall mean PDU-20's (simplex or duplex) and UTS-4000's (simplex or duplex). The evaluation will include and will not be limited to, diagnostic, environmental and live System testing.

      69.3 Repair, replacement and evaluation charges for Goods not covered by warranty are those listed in Appendix B of this Agreement.

      69.4 If Goods are returned to Supplier for repair as provided for in this clause, and they are determined to be beyond repair, or repair costs are expected to exceed 50% of the cost of a replacement, Supplier shall so notify Buyer. If requested by Buyer, Supplier shall sell Buyer a replacement at the current Agreement price or at a price agreed upon by Supplier and Buyer. Supplier will either return unrepairable Goods to the Buyer or dispose of them, as directed by Buyer.

      69.5 Repaired Goods shall be warranted as provided in the clause entitled "WARRANTIES" for three (3) months from the date received by Buyer. Replacement Goods shall be warranted as provided in said clause for the Warranty Period.

      69.6 It is expressly understood and agreed that this Agreement does not grant Supplier an exclusive privilege to repair or replace any or all of the Goods purchased hereunder. Buyer may contract with others for these services, or perform them itself.

      69.7 Buyer shall bear all transportation costs and risk of in-transit loss or damage in connection with all Goods returned to Supplier under this clause. Supplier shall bear all the transportation costs and risk of in-transit loss or damage in connection with all Goods shipped to Buyer under this clause.

70.0  RESTOCKING

      70.1 Surplus Goods resulting from Supplier's overshipments shall be returned to Supplier at no charge to Buyer and Supplier shall render Buyer a full refund for such Goods for which payment has been made. Supplier shall bear total risk of loss, damage and transportation charges for such Goods. Buyer shall promptly notify Supplier of receipt of surplus Goods and shall exercise reasonable care in handling such surplus Goods.

      70.2 Surplus spare or replacement parts attributable to an error on the part of Buyer may be returned, by mutual agreement of Buyer and Supplier, to Supplier. Buyer shall pay transportation costs and bear risk of loss and damage until such Goods have been delivered to the location designated by Supplier. Supplier shall render Buyer a refund less a restocking charge, if applicable, for such Goods for which payment has been made.

71.0  TECHNICAL SUPPORT

      71.1 Supplier shall provide ongoing technical support for a minimum period of ten (10) years, including field service and assistance; provided however, this technical support service shall not be construed as altering or affecting any of Supplier's other obligations hereunder. Such support services and the charges therefor are specified in Appendix B and C, attached to the Agreement hereto.

72.0  TRAINING

      72.1 If requested by Buyer, Supplier will, at the rates specified in Appendix B of this Agreement:

            A) Provide instructors and the necessary instructional material in Supplier's standard format to train Buyer's personnel in the installation, planning, operation, maintenance and repair of Goods furnished hereunder.

            B) Schedule and conduct classes at reasonable intervals at locations mutually agreed upon by Supplier and Buyer.

            C) Provide training programs conducted at Supplier's training facility to train Buyer's personnel in troubleshooting skills. Travel and living expenses for Buyer's personnel shall be borne by Buyer.

            D) Develop additional training programs or modify existing program content to meet new or specific requirements of the Buyer upon Buyer's request.

73.0  WARRANTIES

      73.1  Supplier warrants to the Buyer that:

            A.    (1)   Supplier has good and valid title to the Goods (except
                        Software) in which ownership is transferred under this Agreement free and clear of any liens or encumbrances, and with respect to any Software license rights granted, Supplier has the right and the power to grant such rights hereunder.

                  (2) During the Warranty Period, the Goods will be free from defects in design, material and workmanship; will perform and be in conformity with the technical specifications, drawings and representations of Supplier; and will function properly when installed.

                  (3) Buyer shall have quiet enjoyment and use of licensed Software as long as such license(s) shall remain in effect.

            B. Services will be performed in a workmanlike manner and in accordance with the requirements and standards specified elsewhere in the Agreement and the accepted practices for the telecommunications industry in the community in which the Services are performed. Services not meeting the warranties shall, at Buyer's option, be reperformed by Supplier at no cost to Buyer.

            C. Supplier shall repair or replace Goods discovered to be defective during the Warranty Period without any additional charge (including transportation), provided Buyer provides a REPAIR/RETURN form dated during the Warranty Period and sent to Supplier within ten (10) days. Such repair or replacement, and shipment if required, shall be completed within three (3) weeks from receipt by Supplier or notification by Buyer unless Buyer agrees otherwise.

            D. During the Warranty Period, all changes, corrections and fixes to correct errors or deficiencies in licensed Software shall be provided by Supplier at no charge.

      73.2 The term "Warranty Period," as used in this Agreement, means the period of time listed below unless the parties agree to a longer applicable period.

            A. Supplier Manufactured Goods, including Software, exclusive of converted PDU-20 units, whichever of the following periods concludes first: (i) thirteen (13) months from the mutually agreed upon date of the completion of installation, or (ii) fifteen (15) months from the date of shipment of Goods; provided, however, if Supplier is responsible for delaying the completion date of installation, the Warranty Period shall be thirteen (13) months from the actual completion date of installation.

            B. Non-Supplier Manufactured Goods, including Software, whichever of the following periods concludes first: (i) ninety (90) days from the mutually agreed upon date of the completion of installation or (ii) one hundred and eighty (180) days from the date of shipment of Goods; provided however, if Supplier is responsible for delaying the completion date of installation, the Warranty Period shall be ninety (90) days from the actual completion date of installation.

            C. Converted PDU-20 units - twelve (12) months following the completion of the installation of the PDU-20 conversion kit.

            D. Engineering and Installation Services - ninety (90) days commencing as follows:

                  (1.) For engineering and installation Services performed in connection with EF&I, F&I and Installation Only Orders, on the date of Buyer's acceptance via the Completion Report and Certification of Acceptance.

                  (2.) For engineering Services performed in connection with E&F Orders, on the date of Buyer's acceptance of the Goods engineered by Supplier.

            E. All repaired or replacement Goods shall be warranted as provided above from the date received by Buyer for the remainder of the original unexpired Warranty Period or for a period of three (3) months from the date received by Buyer, whichever is longer.

      73.3 Hewlett Packard furnished equipment such as CRTs may be used in conjunction with the Goods without violation of any of the conditions of this Agreement. Such equipment shall be limited to models approved by Supplier or as listed in Appendix A.

      73.4  All warranties shall survive inspection, acceptance and payment.

      73.5 These warranties shall not apply to defects caused by or attributable to modifications made to the Goods without Suppliers approval or misuse of the Goods by Buyer.

      73.6 Supplier shall bear all transportation costs and risk of in-transit loss or damage in connection with all Goods returned to Supplier and all Goods shipped to Buyer under this clause. Goods returned to Supplier must be accompanied by Supplier's RETURN/REPAIR form.

      73.7 SUPPLIER MAKES NO OTHER WARRANTY WITH RESPECT TO GOODS AND THIS WARRANTY IS IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTY OF
            MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            -------------------- END OF ARTICLE I -------------------

                                   ARTICLE II
                                    SERVICES

SECTION A: ENGINEERING

1.0   ENGINEERING

      1.1   Engineering Services

            Supplier agrees to perform engineering Services and to provide related documentation in accordance with Ameritech document AM-TR-EEN-000015, Issue 1, dated June 1987, Ameritech Central Office Equipment and Engineering Requirements. Such engineering standards are made a part ot this Agreement and hereby incorporated by reference.

1.2   Engineering Errors

            When Supplier furnishes engineering Services, Supplier shall be responsible for engineering errors and correct such errors without charge to Buyer.

1.3   Engineered Performance

            If the Goods fail to deliver the quoted engineered performance immediately following placement of Goods into service, Supplier shall reimburse Buyer for all costs associated with rearrangements, deloading of traffic and the like, which are required to reestablish the original traffic handling capacity of the facility. Supplier further agrees to reimburse Buyer for capital cost and expense required to establish engineered service levels. Such costs may include the cost of hardware, software,, Buyer's engineering and any other costs reasonably incurred.

      -------------------- END OF SECTION A, ARTICLE II --------------------

SECTION B: INSTALLATION

The following general provisions shall apply when Supplier provides installation Services hereunder.

1.0   INSTALLATION

      1.1   Installation Requirements

      A. Supplier agrees to perform installation Services and to provide related documentation in accordance with the installation standards provided and/or approved by Buyer which are hereby made a part of and incorporated into this Agreement by reference. These standards shall meet the requirements contained in the provisions of Ameritech document AM-TR-EEN-000011, Issue C, dated December 1988, Ameritech Installation Administrative and Workmanship Requirements, as revised from time to time.

      B. Where Supplier's Installation Specifications conflict with the requirements set forth in Buyer's installation requirements, the requirements contained in Ameritech document AM-TR-EEN-000011, Issue C, dated December 1988, Ameritech Installation Administrative and Workmanship Requirements shall apply.

1.2   Changes to Installation Requirements (1.1 Above)

      Any changes to the installation requirements shall be mutually agreed upon and detailed in a change Order referencing the original Order. Changes to the installation schedule, resulting from such change in requirements, shall be as mutually determined.

1.3   Installation Services Warranty

      Supplier warrants to Buyer that the installation Services provided hereunder shall be performed in a workmanlike manner in accordance with Supplier's applicable specifications and the installation requirements set forth herein. Nothing herein shall be deemed to diminish or otherwise limit Supplier's obligation under the clause "WARRANTIES."

1.4   Testing and Acceptance of EF&I and F&I Orders

      A. Upon receipt of-Supplier's written notification (via the Completion Report and Certification of Acceptance form furnished by Buyer) of completion of installation for Goods acquired from and installed by Supplier, Buyer may perform acceptance tests to verify that the Goods perform and are installed in accordance with the applicable specifications and installations standards. Upon successful completion of its acceptance testing, Buyer shall provide Supplier written notification of its final acceptance by executing the Installation Completion Notice.

      B. Buyer shall have the right to observe all phases of installation Services and shall be advised of job progress by Supplier. Supplier or Buyer and Supplier at Buyer's option shall test the Goods and installation Services for conformity with Supplier's applicable specifications and the installation standards herein, utilizing the applicable test sheets. At such time as all such tests have been completed to Supplier's satisfaction, Supplier shall give Buyer written notice thereof via the Completion Report and Certification of Acceptance together with copies of all test results. Supplier warrants to Buyer 100% conformance of Goods to Supplier's technical specifications on an "end to end" system basis. Supplier shall perform appropriate test(s) to insure such conformance on EF&I, F&I, and Installation Only Orders and shall also perform such test(s) on all other orders upon Buyer's request.

      C. If Buyer's testing indicates that the Goods and/or installation Services fail to meet all specifications and installation standards, Buyer shall promptly give Supplier written notice of nonacceptance, specifying the reasons for such nonacceptance. Supplier and Buyer shall cooperate with each other in promptly resolving or correcting any deficiencies noted. Supplier's correction of such deficiencies shall be done at no charge to Buyer and shall be completed within seven (7) days. When such deficiencies have been resolved or corrected, Buyer shall sign and return the Completion Report and Certification of Acceptance and shall be deemed to have accepted the Goods and installation Services. Such acceptance shall not be unreasonably withheld.

1.5 Premium Time Allowances and Nightshift Bonuses - Premium time allowances and nightshirt bonuses incurred by Supplier shall be billable to Buyer when such expenses are necessary due to Buyer's requirements and such premium time allowance or nightshift bonuses have been authorized by Buyer prior to commencement of such work.

1.6 Acceptance Of Multi-site Systems - In Multi-site systems, acceptance of Goods and associated installation Services will take place on a per switching section basis (and span basis in fiber optic cable) as identified during engineering of the system, provided in the Request For Proposal and approved by Buyer at acceptance of the Request For Proposal or Request For Quotation as applicable.

2.0   INSTALLATION ENVIRONMENT

      2.1 The Buyer shall provide at its sole cost, by the date of the actual delivery of Goods, a suitable installation environment for said Goods. It is understood that any installation of Supplier's Goods in an environment which does not meet such parameters is at Buyer's risk, and Supplier will not be responsible for any defects, malfunctions or other problems, whether or not covered by Supplier's warranty, that are caused directly or indirectly by the unsuitable environment.

          -------------------- END OF ARTICLE II --------------------

                                   ARTICLE III
                                    SOFTWARE

1.0   SOFTWARE LICENSE

      1.1 Buyer will execute Supplier's Software License Agreement, a copy of which is attached as Appendix E of this Agreement, covering applicable Software. In addition, Buyer may be requested to sign Software license(s) or Software sublicense agreements(s) for Software supplied to Supplier or directly to Buyer by other vendors as may be requested by these other vendors.

      1.2 With respect to Software which Supplier licenses and which is supplied hereunder, the word "purchase" or similar or derivative words are understood to mean "license" and "Buyer" or similar or derivative words are understood to mean "Licensee." Title to such Software shall remain with Supplier or other vendor, as appropriate.

2.0   CHANGES TO LICENSED SOFTWARE

      2.1 Supplier may at any time modify the specifications relating to its Software, or with Buyer's approval, substitute updated licensed Software to fill an order for Goods, provided the modifications or substitutions, under normal and proper use, do not affect functional interchangeability or performance. Such modifications or substitutions shall not result in any additional charges to Buyer.

3.0   SOFTWARE DOCUMENTATION

      3.1 Supplier shall, at no additional charge, furnish related documentation, which includes, but shall not be limited to, functional specifications, user manuals, flow diagrams, file descriptions and data base layouts to Buyer with respect to the Software provided hereunder.

4.0   SOFTWARE QUALITY

      4.1 Supplier shall establish tests which utilize feature interaction at the engineered full load condition to demonstrate to Buyer, or its designated agent prior to delivery, verification of the load handling capacity.

      4.2 Supplier shall demonstrate feature operation that complies with the Supplier's technical specifications and requirement of the Order.

5.0   SOFTWARE SUPPORT

      5.1 Supplier will provide support for Software licensed by Buyer pursuant to the terms and conditions contained in Appendix C attached to this Agreement, which will be separately executed by Buyer and Supplier.

6.0   SOFTWARE ESCROW ACCOUNT

      6.1 Supplier agrees to keep and maintain current a copy of the Software source code in escrow with a mutually acceptable escrow agent. The escrow account shall be for the sole benefit of all Buyers hereunder and the contents of the account shall be obtainable as specified in Appendix F of this Agreement.

      6.2 The yearly cost of the account shall be paid for by Supplier up to a limit of $1,000.00 per year. Any cost of the account over $1,000.00 per year shall be paid by Buyer.

      6.3 Any and all information which is placed into the escrow account by Supplier shall remain the property of the Supplier and is confidential and/or trade secret material, and shall remain confidential and/or trade secret material even though Buyer may possess some or all of said information sometime in the future pursuant to this Agreement.

7.0   SOFTWARE FEATURE DEVELOPMENT

      7.1 Supplier agrees to provide feature(s) beyond those provided under the terms of Appendix C of this Agreement, if requested by Buyer. The cost and time frame for providing such feature(s) will be mutually agreed upon by the parties. Unless otherwise agreed, all rights in such features shall be owned by Supplier. In the event Buyer funds the development of such feature(s), Supplier shall pay Buyer applicable fees, to be mutually agreed upon at the time the feature is developed, if such feature(s) or any portion thereof are, after notice to Buyer, sold, licensed or granted to other. In the event Supplier provides others any updates to such feature(s) Supplier shall furnish Buyer such updates at fees mutually agreed upon. Any amounts due Buyer from Supplier hereunder shall be paid to Buyer within thirty (30) days of Supplier's receipt of such fee from other(s).

8.0   GENERIC UPGRADES

      8.1 Supplier has entered into separate licensing agreements with various electronic switch manufacturers for the following switch types: #3 ESS, DMS-10, DMS-100, #2 ESS, #2B ESS, #1 AESS, #1 ESS and #5 ESS, and for the current generics of these switch types located at Buyer's sites at the time of execution of this Agreement with which Supplier's Goods and Software are fully compatible, and is authorized pursuant to these licensing agreements to receive information from electronic switch manufacturers. As new switch types or switch upgrades are introduced at Buyer's sites, Supplier will make best efforts to obtain a switch licensing agreement for the applicable switch type or switch upgrade with such switch vendor, and Buyer will make best efforts to cooperate in any efforts to obtain such a license for such applicable switch type or switch upgrade. Should Buyer's licensed switch type location receive an authorized software generic change of any of the above from an electronic switch manufacturer, Supplier will:

            A.    For Minor Changes

                  1. During Warranty Period of Software - Supplier will upgrade existing Goods or Software to maintain billing terminal integrity as prescribed in TR-TSY-000064, Issue 2, Dated July 1987, LATA Switching Systems Generic Requirements ("LSSGR") for the affected switch types as soon as possible at no charge to Buyer; or

                  II. After Expiration of Software Warranty Period - Supplier
            will upgrade Goods or Software to maintain billing terminal integrity as prescribed in the LSSGR for the affected switch types at a software maintenance charge as specified in Appendix C of this Agreement.

            B.    Significant Changes During and After Warranty Period -

            Should the generic upgrade significantly change application requirements, Supplier will provide Buyer with price quotation for upgrading existing Software to maintain integrity with the switch as prescribed in the LSSGR for the affected switch types. An example of a significant change is a departure from currently-defined standard "V" or new standard format record structures as specified hereinabove. Supplier will make best efforts to provide updates of Software as soon as possible.

    ------------------------- END OF ARTICLE III --------------------------

      ENTIRE AGREEMENT

      The terms contained in this Agreement shall constitute the entire agreement between Buyer and Supplier with respect to Goods and Services, if any, purchased hereunder and may not be modified or rescinded other than by a written instrument signed by both Supplier and Ameritech Services, Inc. Buyer shall not be bound by terms additional to or different from those in this Agreement that may appear in Supplier's quotation, acknowledgment, invoice or in any other communication from Supplier. Acceptance of Goods and Services, if any, payment or any inaction shall not constitute the consent of Buyer to or the acceptance of any such terms. An Order placed by Buyer hereunder shall incorporate the typed, stamped or written provisions or data found thereon and in subordinated documents (such as shipping releases) so long as the typed, stamped or written provisions or data merely supply information contemplated by this Agreement but do not vary the provisions of this Agreement. Whenever typed, stamped, or written provisions of an accepted Order conflicts with this Agreement, this Agreement shall control.

IN WITNESS WHEREOF, this Agreement, consisting of forty-nine (49) pages and eight (8) Appendices has been executed by a duly authorized representative of each Party on the date indicated below.

TELESCIENCES, INC                         AMERITECH SERVICES, INC.


By: /s/                                   By: /s/
   --------------------------------          -------------------------------
Title:  President                         Title: Exec. Director - Purchasing
        -------------------------                ---------------------------

Date: 10/11/8 9

                                   APPENDIX F
                                ESCROW AGREEMENT

      This Appendix is to be attached to the Agreement within ninety (90) days of the execution of RG49509.

                                   APPENDIX G

                                DOCUMENTS LISTING

DOCUMENT NUMBER         DOCUMENT DESCRIPTION                      CLAUSE

AM-010-700-010          Ameritech Engineering Complaint           ENGINEERING
Issue D, July, 1987.    Practices                                 COMPLAINTS

AM-TR-EEN-000011        Ameritech Installation Administrative     ARTICLE II
Issue C, Dec. 1988.     and Workmanship Requirements              SECTION B
                                                                  INSTALLATION

AM-TR-EEN-000015        Ameritech Central Office Equipment        ARTICLE II
Issue 1, June, 1987.    and Engineering Requirements              SECTION A
                                                                  ENGINEERING

TR-EOP-000063           Network Equipment Building System         PACKING
Issue 3, March, 1988.   (NEBS) Generic Equipment Requirements

TR-TSY-000064           Lata Switching Systems                    GENERIC
Issue 2, July, 1987.    Generic Requirements                      UPGRADES

TR-TSY-000078           Generic Physical Design Requirements      PACKING
Issue 2, Dec.  1988.    for Telecommunications Products and
                        Equipment

TR-TSY-000081           Packaging, Packing Palletization          PACKING
Issue 1, Dec.  1984.    and Marking Requirements                  AND MARKING

TR-ISD-000152           Guidelines for Mechanized Invoicing       BILLING
Issue 2, May, 1987.

TA-TSY-000200           Specification of System Maintenance       SPECIFICATIONS
Issue 4, Sept. 1988.    Messages at the OS/NE Interface

TR-ISD-000325           Equipment Information Required from       EQUIPMENT
Issue 1, Sept. 1986.    Suppliers for Operations Systems          CLASSIFICATION
                                                                  AND MARKING

TR-TSY-000382           Triboelectric Charge Testing of           PACKING
Issue 1, July, 1986.    Bags and Pouches

TR-TAP-000383           Generic Requirements for Common           MARKING
Issue 3, Dec.  1987.    Language Bar Code Labels

TR-TSY-000454           Supplier Documentation For                DOCUMENTATION
Issue 1, July, 1988.    Network Elements

TR-TAP-000485           Common Language\ CLEI CODE ASSIGNMENT     EQUIPMENT
Issue 1, April, 1987.   AND EQUIPMENT MARKING                     CLASSIFICATION
                        REQUIREMENTS                              AND MARKING

                                   APPENDIX G

                                DOCUMENTS LISTING

DOCUMENT NUMBER         DOCUMENT DESCRIPTION                      CLAUSE

TA-TSY-000870           Electrostatic Discharge Control           SPECIFICATIONS
Issue 1, April, 1988.   in the Manufacture of Telecommunication
                        Equipment

TR-795-25540-84-02      Common Language Identification of         MARKING
Issue 1, Jan. 1984.     Manufacturers of Telecommunications
                        Products

SHP92706AM              Ameritech Specification.                  PACKING
Issue 1, May, 1988.     Packing, Packaging and
                        Palletization

QPS 82.040,             Quality Program Specification             INSPECTION
Issue 4                 For Transmission Products (General)

QPS 90.176,             Quality Program Specification             INSPECTION
Issue 4                 For Traffic Measurement & Recording
                        Devices
                        (SPL        TeleSciences)

QPS 93.168,             Quality Program Specification             INSPECTION
Issue 3                 For System:  Automatic Message
                        Accounting Teleprocessing (AMATPS)

                        (SPL        Telematic Products)

                                    AMENDMENT

WHEREAS, Ameritech Services, Inc., and Securicor Telesciences, Inc., desire to amend Agreement RG49509, dated October 11, 1989;

WHEREAS, each party acknowledges that it has read this Amendment and agrees to be bound by its terms and conditions;

NOW, THEREFORE, in consideration of these premises and the mutual promises set forth herein, the parties hereby agree as follows:

The TERM OF AGREEMENT Clause is hereby deleted and replaced with the following:

      TERM OF-AGREEMENT

      This Agreement is effective for Purchase orders placed during an initial period from January 1, 1996, through December 31, 1997, and shall continue to be effective for Purchase Orders placed during successive period(s) of one year each unless terminated at the expiration of the initial or any successive period by either party on not less than one hundred-twenty
      (120) days prior written notice to the other.

All other terms and conditions remain unchanged.

This Amendment is Effective January 1, 1996.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

      AMERITECH SERVICES, INC.            SECURICOR TELESCIENCES, INC.


      Signature: __________________       Signature: __________________

      Printed Name: _______________       Printed Name: _______________

      Title: ______________________       Title: ______________________

      Date: _______________________       Date: _______________________